Exhibit 99.(l)(3)

One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 275 8374 Fax www.dechert.com

April 18, 2025

Eagle Point Credit Company Inc.

600 Steamboat Road, Suite 202

Greenwich, Connecticut 06830

Re:       Eagle Point Credit Company Inc.

Ladies and Gentlemen:

We have acted as counsel to Eagle Point Credit Company Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (the “Registration Statement”), which became automatically effective upon filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on April 11, 2025, and the prospectus supplement dated April 18, 2025 (the “Prospectus Supplement” and, together with the base prospectus dated as of April 11, 2025, included in the Registration Statement, the “Prospectus”), filed with the Commission pursuant to Rule 424 and Rule 430B under the Securities Act, in connection with the proposed issuance and sale of up to 5,111,311 shares in aggregate of its 7.00% Series AA Convertible and Perpetual Preferred Stock, $0.001 par value per share (the “Series AA Preferred Stock”) and its 7.00% Series AB Convertible and Perpetual Preferred Stock, $0.001 per value per share (the “Series AB Preferred Stock” and together with the Series AA Preferred Stock, the “Securities”) to be sold on a best-efforts basis pursuant to a dealer manager agreement in substantially the form filed as Exhibit (h)(4) to the Company’s Post-Effective Amendment No. 2 to the Company’s registration statement on Form N-2 filed with the Commission on May 8, 2024 (the “Dealer Manager Agreement”).

This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended, and we express no opinion herein as to any matter other than as to the legality of the Securities.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following documents:

(i)	the Registration Statement;

April 18, 2025 Page 2

(ii)	the Prospectus;

(iii)	the Certificate of Incorporation of the Company;

(iv)	the Second Amended and Restated Bylaws of the Company;

(v)	the Dealer Manager Agreement;

(vi)	the certificates of designation for the Series AA Preferred Stock and Series AB Preferred Stock, as amended to date (together, the “Preferred Stock”);

(vii)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date;

(viii)	a certificate from the Secretary of the State of Connecticut as to the authorization of the Company to do business in the State of Connecticut; and

(ix)	resolutions of the board of directors of the Company, relating to, among other things, the authorization and approval of the preparation and filing of the Registration Statement and Prospectus and the authorization, issuance, offer and sale of the Securities pursuant to the Prospectus.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors, employees and representatives of the Company without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of the parties to such documents. We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the agreements, documents or instruments used by us to form the basis of the opinion expressed below.

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that the Securities have been duly authorized and that: when the Securities are issued and delivered against receipt by the Company of payment therefor and at a price per share not less than the par value per share as contemplated by the Registration Statement and the Prospectus and in accordance with the terms of the Dealer Manager Agreement, the Securities will be validly issued, fully paid and nonassessable.

April 18, 2025 Page 3

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or before the time of the delivery of any Securities offered pursuant to the Registration Statement and the Prospectus: the Securities shall be issued and sold in compliance with all U.S. federal and state securities laws and solely in the manner stated in the Registration Statement and the Prospectus and there shall not have occurred any change in law affecting the validity of the opinions rendered herein.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

We are members of the bar of the State of New York, and the foregoing opinions are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

PH/AK/TS/CV/KC